                                                                     EXHIBIT 5.1


                                 June 16, 2000


MSI Holdings, Inc.
501 Waller Street
Austin, Texas  78702

Ladies and Gentlemen:

         We have acted as special counsel for MSI Holdings, Inc., a Utah corporation (the "COMPANY"), with respect to matters of Utah corporate law. In particular, we have been asked to render the opinions set forth below, and to consent to the Company's filing of such opinions with the United States Securities and Exchange Commission, in connection with a Post Effective Amendment No. 1 to Registration Statement on Form S_8 (the "POST-EFFECTIVE AMENDMENT") with respect to an increase in the authorized shares of the Common Stock, $0.10 par value, of the Company (the "COMMON STOCK") that may be issued under the Company's 2000 Stock Plan, as amended (the "2000 PLAN") from 5,500,000 to 10,000,000 shares.

         With respect to the foregoing, we have examined originals or copies certified by the Company of the Post-Effective Amendment and such other documents, and such legal matters, as we have deemed necessary to render the opinions expressed herein. In all such examinations, we have assumed the genuineness of all signatures and the conformity to the original of all copies submitted to us. As to various questions of fact relevant to the opinion expressed herein, we have relied upon certificates and statements of officers and other representatives of the Company.

         Based on the foregoing, we are of the opinion that, assuming the respective amendment to 2000 Plan is approved by the shareholders of the Company within twelve months of its approval by the board of directors, the additional 4,500,000 shares of Common Stock reserved for issuance pursuant to the 2000 Plan, when issued and sold in accordance with the terms of the 2000 Plan and the corresponding option agreements entered into by the Company and pursuant to the Post-Effective Amendment for consideration equal to at least the par value per share of Common Stock, will be duly authorized, validly issued, and fully paid and nonassessable.

         We are licensed to practice law in the State of Utah. Our opinion is restricted to the laws of the State of Utah and to federal law applicable to the matters herein. Our opinion relates exclusively to the filing of the aforementioned Post-Effective Amendment and is for the sale, use and benefit of the parties to whom it is addressed. Accordingly, it cannot be relied upon by other parties or used in other transactions without our express written consent.

         We consent to the use of this opinion as Exhibit 5.1 to the Post-Effective Amendment.

                                  Very truly yours,


                                  /s/ PARR WADDOUPS BROWN GEE & LOVELESS, P.C.
                                  PARR WADDOUPS BROWN GEE & LOVELESS, P.C.
                                  Salt Lake City, Utah